UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 31, 2010

U.S. CONCRETE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26025	76-0586680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2925 Briarpark, Suite 1050, Houston, Texas  77042
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 499-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

As previously reported, on April 29, 2010 (the “Petition Date”), U.S. Concrete, Inc. (the “Company”), and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”).

On July 29, 2010 (the “Confirmation Date”), the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Debtors’ Joint Plan of Reorganization, pursuant to Chapter 11 of the Bankruptcy Code, which was originally filed with the Bankruptcy Court on the Petition Date and supplemented by the Supplement to Debtors’ Joint Plan of Reorganization pursuant to Chapter 11 of the Bankruptcy Code filed with the Bankruptcy Court on July 19, 2010 and July 22, 2010, and amended on July 27, 2010 (as so amended and supplemented, the “Plan”).

On August 31, 2010 (the “Effective Date”), the Debtors consummated their reorganization under the Bankruptcy Code and the Plan became effective.  The distributions of securities under the Plan of the Debtors described in this Current Report on Form 8-K were made on the Effective Date. Capitalized terms used but not defined in this Form 8-K have the meanings set forth in the Plan.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Revolving Credit Facility

On the Effective Date, the Company entered into a new credit agreement, dated as of August 31, 2010 (the “Credit Agreement”), by and among the Company, certain of the Company’s domestic subsidiaries as guarantors, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), which provides for a $75.0 million asset-based revolving credit facility (the “Revolving Facility”).

The following is a description of certain material terms of the Revolving Facility.

Up to $30 million of the Revolving Facility is available for the issuance of letters of credit, and any such issuance of letters of credit will reduce the amount available for loans under the Revolving Facility.  Advances under the Revolving Facility are limited by a borrowing base of (a) 85% of the face amount of eligible accounts receivable plus (b) the lesser of (i) 85% of the net orderly liquidation value (as determined by the most recent appraisal) of eligible inventory and (ii) the sum of (A) 50% of the eligible inventory (other than eligible aggregates inventory) and (B) 65% of the eligible aggregates inventory plus (c) the lesser of (i) $15.0 million and (ii) the sum of (A) 85% of the net orderly liquidation value (as determined by the most recent appraisal) of eligible trucks plus (B) 80% of the cost of newly acquired eligible trucks since the date of the latest appraisal of eligible trucks minus (C) the depreciation amount applicable to eligible trucks since the date of the latest appraisal of eligible trucks minus (d) such reserves as the Administrative Agent may establish from time to time in its permitted discretion.  The Administrative Agent may, in its permitted discretion, reduce the advance rates set forth above, adjust reserves or reduce one or more of the other elements used in computing the borrowing base.  In addition, prior to the delivery of the Company’s financial statements for the fiscal quarter ended September 30, 2011, there will be an availability block (the “Availability Block”) of $15.0 million and after such date, unless the fixed charge coverage ratio for any trailing twelve month period is greater than or equal to 1.00:1.00, there will be an Availability Block of $15.0 million, to be increased monthly by $1.0 million up to a maximum of $20.0 million.  Beginning with the fiscal month in which the Availability Block is eliminated and with respect to each fiscal month thereafter, at any time that availability under the Revolving Facility is less than $15.0 million, the Company must maintain a fixed charge coverage ratio of at least 1.00:1.00 until availability is greater than or equal to $15.0 million for a period of 30 consecutive days.

At the Company’s option, loans may be maintained from time to time at an interest rate equal to the Eurodollar-based rate (“LIBOR”) or the applicable domestic rate (“CB Floating Rate”).  The CB Floating Rate shall be the greater of (x) the interest rate per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate and (y) the interest rate per annum equal to the sum of 1.0% per annum plus the adjusted LIBOR rate for a one month interest period, in each case plus the applicable margin. The applicable margin on loans is 2.75% in the case of loans bearing interest at the CB Floating Rate and 3.75% in the case of loans bearing interest at the LIBOR rate. Issued and outstanding letters of credit are subject to a fee equal to the applicable margin then in effect for LIBOR loans, a fronting fee equal to 0.20% per annum on the stated amount of such letter of credit, and customary charges associated with the issuance and administration of letters of credit.  Protective advances and overadvances shall bear interest at the CB Floating Rate plus 2.75% to plus 2.00%.  The Company also will pay a commitment fee on undrawn amounts under the Revolving Facility in an amount equal to 0.75% per annum.  Upon any event of default, at the direction of the required lenders under the Revolving Facility, all outstanding loans and the amount of all other obligations owing under the Revolving Facility will bear interest at a rate per annum equal to 2.0% plus the rate otherwise applicable to such loans or other obligations.

The Revolving Facility will mature four years after the Effective Date (the “Revolving Facility Maturity Date”).  Loans are due and payable in full on the Revolving Facility Maturity Date.  Outstanding borrowings under the Revolving Facility are prepayable, and the commitments under the Revolving Facility may be permanently reduced, without penalty. There are mandatory prepayments of principal in connection with (i) the incurrence of certain indebtedness, (ii) certain equity issuances and (iii) certain asset sales or other dispositions (including as a result of casualty or condemnation).  Mandatory prepayments are applied to repay outstanding loans without a corresponding permanent reduction in commitments under the Revolving Facility and are subject to the terms of the Intercreditor Agreement (as defined below).

The Revolving Facility requires the Company and its subsidiaries to comply with customary affirmative and negative covenants, and contains customary events of default.

All obligations under the Revolving Facility and obligations in respect of banking services and swap agreements with the lenders and their affiliates will be unconditionally guaranteed by all of the Company’s existing and future U.S. subsidiaries (other than Superior Materials Holdings, LLC, the Company’s joint venture, and its direct and indirect subsidiaries). In connection with the Credit Agreement, on the Effective Date the Company and certain of its subsidaries entered into a Pledge and Security Agreement (the “Security Agreement”) with the Administrative Agent. Pursuant to the Security Agreement, all obligations under the Revolving Facility and obligations in respect of banking services and swap agreements with lenders and their affiliates will be, subject to the terms of the Intercreditor Agreement (as defined below), secured by (i) a first-priority perfected lien (subject to certain exceptions) in substantially all of the Company’s and such guarantors’ present and after acquired inventory (including as-extracted collateral), accounts, certain specified mixer trucks, chattel paper, deposit accounts, securities accounts, commodities accounts, letter of credit rights, cash and cash equivalents, general intangibles (other than intellectual property and equity in subsidiaries), instruments, documents, supporting obligations and related books and records and all proceeds and products of the foregoing and (ii) a perfected second-priority lien  (subject to certain exceptions) on substantially all other present and after acquired property (including, without limitation, material owned real estate).

The foregoing description of the Credit Agreement and the Security Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement and the Security Agreement, which are attached as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Convertible Secured Notes

On the Effective Date, the Company issued $55.0 million aggregate principal amount of 9.5% Convertible Secured Notes due 2015 (the “Convertible Notes”) pursuant to a subscription offering contemplated by the Plan.  The Convertible Notes are governed by an indenture (the “Indenture”), dated as of August 31, 2010, among the Company, certain subsidiaries of the Company, as guarantors, and U.S. Bank National Association, as trustee and noteholder collateral agent.  Under the terms of the Indenture, the Convertible Notes bear interest at a rate of 9.5% per annum and will mature on August 31, 2015. Interest payments will be payable quarterly in cash in arrears.

The Convertible Notes will be convertible, at the option of the holder, at any time on or prior to maturity, into shares of the Company’s new common stock, par value $0.001 per share (the “Common Stock”), at an initial conversion rate of 95.23809524 shares of Common Stock per $1,000 principal amount of Convertible Notes (the “Conversion Rate”).  The conversion rate is subject to adjustment to prevent dilution resulting from stock splits, stock dividends, combinations or similar events.  In connection with any such conversion, holders of the Convertible Notes to be converted shall also have the right to receive accrued and unpaid interest on such Convertible Notes to the date of conversion (the “Accrued Interest”).  The Company may elect to pay the Accrued Interest in cash or in shares of Common Stock.  If the Company elects to pay the Accrued Interest in shares, the number of shares issuable shall be determined by dividing the Accrued Interest by 95% of the trailing 10-day volume-weighted average price of the Common Stock.

In addition, if a “Fundamental Change of Control” (as defined in the Indenture) occurs prior to the maturity date, in addition to any conversion rights the holders of Convertible Notes may have, each holder of Convertible Notes will have (i) a make-whole provision calculated as provided in the Indenture pursuant to which each holder may be entitled to additional shares of Common Stock upon conversion (the “Make Whole Premium”), and (ii) an amount equal to the interest on such Convertible Notes that would have been payable from the date of the occurrence of such Fundamental Change of Control (the “Fundamental Change of Control Date”) through the third anniversary of the Effective Date, plus any accrued and unpaid interest from the Effective Date to the Fundamental Change of Control Date (the amount in this clause (ii), the “Make Whole Payment”).  The Company may elect to pay the Make Whole Payment in cash or in shares of Common Stock.

If the closing price of the Common Stock exceeds 150% of the Conversion Price (defined as $1,000 divided by the Conversion Rate) then in effect for at least 20 trading days during any consecutive 30-day trading period (the “Conversion Event”), the Company may provide, at its option, a written notice (the “Conversion Event Notice”) of the occurrence of the Conversion Event to each holder of Convertible Notes in accordance with the Indenture.  Except as set forth in an Election Notice (as defined below), the right to convert Convertible Notes with respect to the occurrence of the Conversion Event shall terminate on the date that is 46 days following the date of the Conversion Event Notice (the “Conversion Termination Date”), such that the holder shall have a 45-day period in which to convert its Convertible Notes up to the amount of the Conversion Cap (as defined below).  Any Convertible Notes not converted prior to the Conversion Termination Date as a result of the Conversion Cap shall be, at the holder’s election and upon written notice to the Company (the “Election Notice”), converted into shares of Common Stock on a date or dates prior to the date that is 180 days following the Conversion Termination Date (such date or dates to be specified in the holder’s Election Notice).  As used herein, “Conversion Cap” means the number of shares of Common Stock into which the Convertible Notes are convertible and that would cause the related holder to “beneficially own” (as such term is used in the Exchange Act) more than 9.9% of the Common Stock at any time outstanding.

Any Convertible Notes not otherwise converted prior to the Conversion Termination Date or specified for conversion in an Election Notice shall be redeemable, in whole or in part, at the Company’s election at any time prior to maturity at par plus accrued and unpaid interest thereon to the Conversion Termination Date.

The Indenture contains certain covenants that restrict the Company and guarantors’ ability to, among other things,

•	incur additional indebtedness or issue disqualified stock or preferred stock;

•	pay dividends or make other distributions or repurchase or redeem the Company’s stock or subordinated indebtedness or make investments;

•	sell assets and issue capital stock of the Company’s restricted subsidiaries;

•	incur liens;

•	enter into agreements restricting the Company’s restricted subsidiaries’ ability to pay dividends;

•	enter into transactions with affiliates;

•	consolidate, merge or sell all or substantially all of the Company’s assets; and

•	designate the Company’s subsidiaries as unrestricted subsidiaries.

The Convertible Notes will be guaranteed by each of the Company’s existing and future direct or indirect domestic restricted subsidiaries (other than Superior Materials Holdings LLC and its subsidiaries). In connection with the Indenture, on August 31, 2010, the Company and certain of its subsidiaries entered into a Pledge and Security Agreement (the “Pledge and Security Agreement”) with U.S. Bank National Association, as noteholder collateral agent. Pursuant to the Pledge and Security Agreement, the Convertible Notes and related guarantees will be secured by first-priority liens on certain of the property and assets directly owned by the Company and each of the guarantors, including material owned real property, fixtures, intellectual property, capital stock of subsidiaries and certain equipment, subject to permitted liens (including a second-priority lien in favor of the Administrative Agent) with certain exceptions.  Obligations under the Revolving Facility and those in respect of hedging and cash management obligations owed to the lenders (and their affiliates) that are a party to the Revolving Facility (collectively, the “Revolving Facility Obligations”) will be secured by a second-priority lien on such collateral.

The Convertible Notes and related guarantees will also be secured by a second-priority lien on the assets of the Company and the guarantors securing the Revolving Facility Obligations on a first-priority basis, including, inventory (including as extracted collateral), accounts, certain specified mixture trucks, chattel paper, general intangibles (other than collateral securing the Convertible Notes on a first-priority basis), instruments, documents, cash, deposit accounts, securities accounts, commodities accounts, letter of credit rights and all supporting obligations and related books and records and all proceeds and products of the foregoing, subject to permitted liens and certain exceptions.

The foregoing description of the Indenture and the Pledge and Security Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture and the Pledge and Security Agreement, which are attached as Exhibits 4.2 and 4.4 hereto and are incorporated herein by reference.

Registration Rights Agreement

In connection with the issuance of the Convertible Notes, the Company entered into a registration rights agreement, dated August 31, 2010 (the “Registration Rights Agreement”), under which it agreed, pursuant to the terms and conditions set forth therein, to register the Convertible Notes and the Common Stock into which the Convertible Notes convert.   Under the Registration Rights Agreement, the Company is required to use commercially reasonable efforts to file a shelf registration statement covering the resale by the Electing Holders (as defined in the Registration Rights Agreement) of Convertible Notes that are Registrable Securities (as defined in the Registration Rights Agreement) by the first business day following the date that is 366 days following the Effective Date, and to file a shelf registration statement covering the resale of shares of Common Stock that constitute Registrable Securities by the Electing Holders, on a delayed or continuous basis, within 180 days of the Issue Date.  The Company is required to pay special interest if it fails to file either shelf registration statement by the applicable deadline or if any registration statement required by the Registration Rights Agreement ceases to be effective for more than 45 days, with respect to any Registrable Securities that are Convertible Notes and are Restricted Securities (as defined in the Indenture).

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is attached as Exhibit 4.3 hereto and is incorporated herein by reference.

Intercreditor Agreement

In connection with the issuance of the Convertible Notes, the Company entered into an intercreditor agreement with the noteholder collateral agent and the Administrative Agent (the “Intercreditor Agreement”).  The Intercreditor Agreement sets forth the terms on which the Administrative Agent and the noteholder collateral agent are permitted to receive, hold, administer, maintain, enforce and distribute the proceeds of their respective liens upon the collateral.  The Intercreditor Agreement grants (i) to the Administrative Agent, the exclusive right to enforce rights, exercise remedies (including setoff) and make determinations regarding the release, disposition, or restrictions of the collateral which secures the Revolving Facility Obligations on a first-priority basis and (ii) to the noteholder collateral agent, the exclusive right to enforce rights, exercise remedies (including setoff) and make determinations regarding the release, disposition, or restrictions of the collateral which secures the Convertible Notes on a first-priority basis, in each case subject to limitations described therein, which limitations shall include an access right of the Administrative Agent to exercise remedies in respect of its assets located on real property in which the noteholder collateral agent has a first-priority lien under the security documents for the Convertible Notes.  In addition, the Intercreditor Agreement sets forth the distribution of proceeds in respect of the collateral between Revolving Facility lenders and noteholders.  The Intercreditor Agreement expressly requires that proceeds received from (or are otherwise attributable to the value of) the sale or disposition of all or substantially all of the capital stock of any subsidiary of the Company which is a guarantor or all or substantially all of the assets of any such subsidiary be treated as collateral securing the Revolving Facility Obligations (on a first priority basis) in an amount equal to the face amount of the accounts and the net book value of all other collateral owned by such subsidiary, and to the extent of any excess, collateral securing the convertible notes (on a first priority basis).

The foregoing description of the Intercreditor Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Intercreditor Agreement, which is attached as Exhibit 10.3 hereto and is incorporated herein by reference.

Warrant Agreements

As of the Effective Date, the Company issued warrants to acquire Common Stock (the “New Warrants”) in two tranches: Class A Warrants to purchase an aggregate of approximately 1.5 million shares of Common Stock (the “Class A Warrants”) and Class B Warrants to purchase an aggregate of approximately 1.5 million shares of Common Stock (the “Class B Warrants”).  The New Warrants were issued to holders of shares of U.S. Concrete common stock outstanding prior to the Effective Date (the “Old Common Stock”)  pro rata based on a holder’s stock ownership as of the Effective Date.

In connection with the issuance of the Class A Warrants, the Company entered into a Class A Warrant Agreement (the “Class A Warrant Agreement”) with American Stock Transfer & Trust Company, LLC, as warrant agent.  Subject to the terms of the Class A Warrant Agreement, holders of Class A Warrants are entitled to purchase shares of Common Stock at an exercise price of $22.69 per share.  In connection with the issuance of the Class B Warrants, the Company entered into a Class B Warrant Agreement (the “Class B Warrant Agreement” and, together with the Class A Warrant Agreement, the “Warrant Agreements”) with American Stock Transfer & Trust Company, as warrant agent.  Subject to the terms of the Class B Warrant Agreement, holders of Class B Warrants are entitled to purchase shares of Common Stock at an exercise price of $26.68 per share.  Subject to the terms of the Warrant Agreements, both classes of New Warrants will have a seven−year term and will expire at 5:00 p.m., New York City time, on the seventh anniversary of the Effective Date.  The New Warrants may be exercised for cash or on a net issuance basis.

If, at any time before the expiration date of the New Warrants, the Company pays or declares a dividend or makes a distribution on the Common Stock payable in shares of its capital stock, subdivides or combines its outstanding shares of Common Stock into a greater or lesser number of shares or issues any shares of its capital stock by reclassification of Common Stock, then the exercise price and number of shares issuable upon exercise of the New Warrants will be adjusted so that the holders of the New Warrants will be entitled to receive the aggregate number and kind of shares that they would have received as a result of the event if their New Warrants had been exercised immediately before the event.  In addition, if the Company distributes to holders of the Common Stock in an Extraordinary Distribution (defined in each Warrant Agreement to include assets, securities or warrants to purchase securities), then the exercise price of the New Warrants will be decreased by the amount of cash and/or the fair market value of any securities or assets paid or distributed on each share of Common Stock; however, no adjustment to the exercise price will be made if, at the time of an Extraordinary Distribution, the Company makes the same distribution to holders of New Warrants as it makes to holders of Common Stock pro rata based on the number of shares of Common Stock for which the New Warrants are exercisable.

In the event of a Fundamental Change (defined in each Warrant Agreement to include transactions such as mergers, consolidations, sales of assets, tender offers, exchange officers, reorganizations, reclassifications, compulsory share exchanges or liquidations in which all or substantially all of the outstanding Common Stock is converted into or exchanged for stock, other securities, cash or assets), if the consideration paid consists 90% or more of publicly traded securities, each holder of a New Warrant will have the right upon any subsequent exercise to receive the kind and amount of stock, other securities, cash and assets that such holder would have received if the New Warrant had been exercised immediately prior to such Fundamental Change.  If a Fundamental Change occurs (other than a Fundamental Change in which the consideration paid consists at least 90% of publicly traded securities), then each holder of a New Warrant will be entitled to receive an amount equal to the Fair Market Value (as defined in each of the Warrant Agreements) of their New Warrant on the date the Fundamental Change is consummated.  For purposes of a Fundamental Change, Fair Market Value of a New Warrant shall be determined based on such factors as the person making the determination shall consider relevant, including but not limited to the factors set forth in the applicable Warrant Agreement, but if the consideration per share of Common Stock exceeds the exercise price of a New Warrant, the fair market value of the New Warrant shall be deemed to equal the greater of (a) the excess of such consideration per share over the exercise price or (b) an amount equal to the fair market value of the New Warrant as determined in accordance with the first clause of this sentence and calculated as of the consummation of the Fundamental Change.

No adjustment in the exercise price of New Warrants shall be required unless such adjustment would require an increase or decrease of at least $0.05 in the exercise price; provided that any adjustments that are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

Indemnification Agreement

The Company entered or will enter into indemnification agreements (the “Indemnification Agreements”) with each of its directors and executive officers (an “Indemnitee”) as of the Effective Date.  Each Indemnification Agreement provides for the indemnification of and the advancement of expenses to the Indemnitee to the fullest extent permitted by Delaware law.  Each Indemnitee will be indemnified and held harmless in any threatened, pending or completed proceeding, other than a proceeding by or in the right of the Company, in which the Indemnitee is or was threatened to be made a party by reason of his corporate status, if Indemnitee acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.  With respect to proceedings brought by or in the right of the Company, Indemnitee will be indemnified and held harmless from all expenses actually and reasonably incurred by him, if Indemnitee acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the Company, but indemnification against those expenses will not be made with respect to any claim, issue, or matter in which Indemnittee was found liable to the Company, unless the court determines that Indemnitee is fairly and reasonably entitled to indemnification.

Each Indemnification Agreement provides (i) that an Indemnitee is automatically entitled to indemnification for expenses to the extent an Indemnitee is successful in defending any indemnifiable claim whether on the merits or otherwise, (ii) that an Indemnitee is entitled to the advancement of expenses during the pendency of a proceeding, (iii) that the Company has the burden of proving that an Indemnitee is not entitled to indemnification and negates certain presumptions that may otherwise be drawn against an Indemnitee, (iv) that an Indemnitee, in his discretion, may request either the Disinterested Directors (as defined in the Indemnification Agreements) make the determination of entitlement to indemnification or request that Independent Counsel (as defined in the Indemnification Agreements) make such a determination, (v) that an Indemnitee may choose a mechanism through which an Indemnitee may seek court relief or arbitration in the event it is determined that the Indemnitee would not be entitled to be indemnified and (vi) that an Indemnitee is entitled to indemnification against all expenses (including attorneys’ fees) incurred in a proceeding seeking to collect an indemnity claim or advancement of expenses from the Company, but only if Indemnitee prevails in such proceeding.

The Indemnitees’ rights under the Indemnification Agreements are not exclusive of any other rights they may have under Delaware law, directors’ and officers’ liability insurance, the Company’s bylaws or otherwise.  However, the Indemnification Agreements do prevent double payment.  The Indemnification Agreements require that the Company maintain an insurance policy providing liability insurance for director and officers in effect during the entire period for which the Company is obligated to indemnify the Indemnitee under the Indemnification Agreements.

The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the indemnification agreements, the form of which is attached as Exhibit 10.7 hereto and is incorporated herein by reference.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

Indenture Governing Existing Notes

On the Effective Date, pursuant to the Plan, all outstanding obligations under the Company’s 8.375% senior subordinated notes due 2014 (the “Old Notes”) were cancelled and the indenture governing the Old Notes was cancelled.

Debtor-in-possession Credit Agreement

On the Effective Date, pursuant to the Plan, all amounts outstanding under the Revolving Credit, Term Loan and Guarantee Agreement among the Company, as borrower, certain of its subsidiaries, as guarantors, JPMorgan Chase Bank, N,A, as administrative agent, and the lenders party thereto from time to time, (the “DIP Facility”) were paid and such agreement was terminated in accordance with its terms.

Equity Interests

On the Effective Date, pursuant to the Plan, all of the Company’s existing equity securities, including its existing common stock (the “Old Common Stock”), all options to purchase the Old Common Stock and all rights to purchase the Company’s Series A Junior Participating Preferred Stock (the “Preferred Stock Purchase Rights”) pursuant to a Rights Agreement, dated as of November 5, 2009, were cancelled.  Accordingly, upon the Effective Date, certain of the Company’s equity incentive plans in place prior to the Effective Date, and all awards granted under such plans, were terminated.  The following equity incentive plans were terminated on the Effective Date:

•	1999 Incentive Plan of U.S. Concrete, Inc.

•	U.S. Concrete, Inc. 2000 Employee Stock Purchase Plan

•	2001 Employee Incentive Plan of U.S. Concrete, Inc.

•	U.S. Concrete, Inc. 2008 Incentive Plan

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement-Revolving Credit Facility” and “Item 1.01. Entry into a Material Definitive Agreement-Convertible Secured Notes” is incorporated by reference into this Item 2.03.

ITEM 3.02 UNREGISTERED SALE OF EQUITY SECURITIES

On the Effective Date, the Company issued (i) approximately 11.9 million of Common Stock to holders of the Old Notes, (ii) approximately 1.5 million Class A Warrants to holders of Old Common Stock and (iii) approximately 1.5 million Class B Warrants to holders of Old Common Stock pursuant to the Plan.  In addition, as described in Item 1.01, on the Effective Date, the Company also issued Convertible Notes pursuant to the subscription offering.

Based on the Plan and the Confirmation Order from the Bankruptcy Court, the issuance of the Common Stock and the New Warrants (including shares of Common Stock issuable upon exercise) described in the preceding sentence is exempt from registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 1145 of the Bankruptcy Code.  The issuance of the Convertible Notes is exempt from registration requirements of the Securities Act reliance on Section 4(2) and Regulation D promulgated thereunder.

ITEM 3.03 MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS

The information set forth under “Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year” is incorporated by reference into this Item 3.03.

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT

On the Effective Date, all of the Company’s existing equity securities, including Old Common Stock, options to purchase Old Common Stock and Preferred Stock Purchase Rights, were cancelled.  As a result of the distributions of the New Common Stock and New Warrants pursuant to the Plan, holders of Old Notes held 100% of the outstanding Common Stock and holders of the Old Common Stock held 100% of the New Warrants when the Plan became effective.  The consummation of the reorganization pursuant to the Plan may be deemed to result in a change in control of the Company.  The information set forth under “Item 1.02. Termination of Material Definitive Agreement-Equity Interests” and the information set forth under “Item 3.02. Unregistered Sale of Equity Securities” is incorporated by reference into this Item 5.01.

ITEM 5.02 DEPARTURE OF DIRECTORS; CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Departure of Directors

On the Effective Date, the following directors have departed the Company’s board of directors (the “Board”) in connection with the Company’s emergence from Chapter 11 proceedings and pursuant to the Plan:  John M. Piecuch, Vincent D. Foster, T. William Porter III, Mary P. Ricciardello, William T. Albanese and Ray C. Dillon.

New Board of Directors

On the Effective Date, pursuant to the Plan, the Company’s board of directors was reconstituted to consist of Michael W. Harlan, the Chief Executive Officer of the reorganized Company, and the following five directors who were selected by the Informal Noteholders Committee (as defined in the Plan) and disclosed to the Bankruptcy Court in advance of the hearing to consider confirmation of the Plan: Michael D. Lundin, Robert M. Rayner, Colin M. Sutherland, Eugene I. Davis and Kurt M. Cellar.

Mr. Davis was appointed the Chairman of the Board.  Messrs. Rayner, Davis and Sutherland were appointed to the Audit Committee of the Board, and Mr. Rayner will serve as the Chairman of the Audit Committee.  Messrs. Cellar, Lundin and Sutherland were appointed to the Compensation Committee of the Board, and Mr. Cellar will serve as the Chairman of the Compensation Committee.  The Audit Committee will assume the corporate governance responsibilities of the Nominating and Corporate Governance Committee, and the Board will assume the nomination responsibilities.

Other than as set forth above, there are no arrangements or understandings between any of Messrs. Lundin, Rayner, Sutherland, Davis and Cellar and any other person pursuant to which such individual was selected to serve on the Board, and there are no relationships between any of Messrs. Lundin, Rayner, Sutherland, Davis and Cellar and the Company that would require disclosure under Item 404(a) of Regulation S-K.  Messrs. Lundin, Rayner, Sutherland, Davis and Cellar will be entitled to receive any standard non-employee director cash compensation as may be determined, and will participate in the management equity incentive plan described under “-Management Equity Incentive Plan.”  Each of the directors has entered into or will enter into the Company’s form of Indemnification Agreement for directors.  The information set forth under “Item 1.01.  Entry into a Material Definitive Agreement-Indemnification Agreements” is incorporated by reference into this Item 5.02.

Management Equity Incentive Plan

The Company adopted a management equity incentive plan (the “Incentive Plan”) via approval of the Bankruptcy Court, effective as of August 31, 2010, under which 9.5% of the equity of the reorganized Company authorized pursuant to the Plan, on a fully-diluted basis, is reserved for issuance as equity-based awards to management and employees, and 0.5% of such equity, on a fully-diluted basis, is reserved for issuance to directors of the reorganized Company.

The following is a summary of the material terms of the Incentive Plan.

Administration

The Compensation Committee of the Board or any other Board committee the Board designates by a written resolution (the “Committee”) will administer the Incentive Plan.

Subject to the provisions of the Incentive Plan, the Committee will have full and exclusive power and authority to administer the Incentive Plan and to take all actions that the Incentive Plan specifically contemplates or that are necessary or appropriate in connection with the administration and operation of the Incentive Plan, including, without limitation, the authority and discretion to designate participants in the Incentive Plan, determine the type or types of awards to be granted to a participant, determine the terms and conditions of any award under the Incentive Plan, including, without limitation, and as applicable, the exercise price, vesting schedules, conditions relating to exercise and termination of the right to exercise and review any decisions or actions made or taken by any Committee in connection with any award or the operation, administration or interpretation of the Incentive Plan.  The Committee may, in its discretion, extend the exercisability of any award, accelerate the vesting or exercisability of any award, eliminate or make less restrictive any restrictions any award contains, waive any restriction or other provision of the Incentive Plan or any award or otherwise amend or modify any award in any manner that is either not adverse to the participant to whom that award was granted or consented to in writing by that participant.

The Committee may delegate to the Company’s chief executive officer and other senior officers its duties under the Incentive Plan.

Participation and Eligibility

Employees eligible for awards to employees under the Incentive Plan are employees assigned or to be assigned positions of responsibility with the Company or any of its subsidiaries and whose performance, in the judgment of the Committee, can have a significant effect on the success of the Company and its subsidiaries.  Each director of the Board is eligible for awards to directors under the Incentive Plan.

Shares Subject to the Incentive Plan

The Company has reserved 2,243,933 shares of Common Stock for use in connection with the Incentive Plan.  By no later than the fifth anniversary of the Effective Date, all shares of Common Stock reserved for issuance under the Incentive Plan are required to be subject to an outstanding award or to have been delivered pursuant to the settlement of an award.  Within thirty (30) days following the Effective Date, thirty-five percent (35%) of the shares of Common Stock available for delivery pursuant to Awards are required to be allocated to employee awards in a form to be determined by the Committee.  No more than five percent (5%) of the shares of Common Stock available for delivery pursuant to awards shall be allocated to director awards.  Each participant who receives an award in the form of restricted stock units will also concurrently receive an award for an equal amount of incentive restricted stock units (which represent the right to receive 0.35020 of a share of Common Stock upon satisfaction of applicable vesting restrictions or upon such other basis as determined by the Committee in its sole discretion).

Terms, Conditions and Limitations of Awards

Generally, the Committee will determine the type or types of awards and will designate the participants who will receive such awards.  An award will be embodied in an agreement, which will contain such terms, conditions and limitations as the Committee determines.  Awards may be granted singly or in combination or in tandem with other awards.  Awards also may be made in combination or in tandem with, in replacement of or as alternatives to grants or rights under the Incentive Plan or any other employee plan of the Company or any of its subsidiaries, including the plan of any acquired entity.

No stock options or stock appreciation rights may be repriced, replaced, regranted though cancellation or modified without stockholder approval (except in connection with a change in the Company’s capitalization) if the effect would be to reduce the exercise price for the shares underlying such award.  All or part of an award may be subject to such conditions as the Committee may establish, which may include, but are not limited to, continuous service with U.S. Concrete and its subsidiaries, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates and other comparable measurements of performance.  If a participant holding an employee award ceases to be an employee, any unexercised, deferred, unexercisable, unvested or unpaid portion of that employee award will be treated as the applicable award agreement sets forth.

With the approval of the Committee, payments in respect of awards may be deferred and paid, either in the form of installments or as a lump-sum payment.  Any deferred payment of an award, whether elected by the Participant or specified by the applicable award agreement or by the Committee, may be forfeited if and to the extent that the applicable award agreement so provides.

The Committee may grant an employee award to any individual who has agreed in writing to become an employee within six months after the date of that agreement, provided that the effectiveness of that award is subject to the condition that the individual actually becomes an employee within that time period.

Options.  Options are rights to purchase a specified number of shares of Common Stock at a specified price.  An option awarded under the Incentive Plan may consist of either an incentive stock option, if so designated by the Committee, that complies with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or a non-qualified stock option that does not comply with those requirements.  Director awards will not include incentive stock options.  Options must have an exercise price per share which is not less than the fair market value of the Common Stock on the date of grant.

The exercise price of any option must be paid in full at the time the option is exercised in cash or, if the optionee so elects according to methods the Committee establishes, by means of tendering shares of Common Stock valued at their fair market value per share on the date of exercise, the withholding of shares issuable upon exercise of such option, through a broker-assisted “cashless exercise” procedure, or any combination thereof.  The Committee will determine acceptable methods for participants to tender Common Stock or other awards to exercise an option.  The Committee may provide for procedures to permit the exercise or purchase of any award by use of the proceeds to be received from the sale of Common Stock issuable pursuant to such award.  No option may be exercised after the expiration of 10 years from the date such option is granted.

Stock Appreciation Rights.  A stock appreciation right is a right to receive a payment, in cash or Common Stock, equal to the excess of the fair market value or other specified valuation of a specified number of shares of Common Stock on the date the right is exercised over a specified strike price.  The strike price for any stock appreciation right shall not be less than the fair market value of the Common Stock on the date on which the stock appreciation right is granted and will be subject to such other terms and conditions as determined by the Committee in its discretion.

Stock Awards.  Stock Awards consist of restricted and non-restricted grants of Common Stock or units denominated in shares of Common Stock.  The Committee will determine the terms, conditions and limitations applicable to stock awards in its sole discretion and provided for in an award agreement, which may make reference to the provisions of any applicable employment or similar agreement.  Rights to dividends or dividend equivalents may be extended to and made part of any stock award in the discretion of the Committee.

Cash Awards.  Cash awards consist of grants denominated in cash.  The terms, conditions and limitations applicable to cash awards will be determined by the Committee and provided for in an award agreement, which may make reference to the provisions of any applicable employment or similar agreement.

Performance Awards.  Performance awards consist of grants made to a participant the earning of which is subject to the attainment of one or more performance goals.  The Committee will determine the performance goals, terms, conditions and limitations applicable to performance awards in its sole discretion and provided for in an award agreement, which may make reference to the provisions of any applicable employment or similar agreement.  Performance awards may be in the form of qualified performance awards or nonqualified performance awards.

The following limitations will apply to each employee award that is intended to qualify as performance-based compensation under Section 162(m) of the Code:  (i) no participant may be granted, during any one-year period, employee awards consisting of options or stock appreciation rights that are exercisable for more than 500,000 shares of Common Stock; (ii) no participant may be granted, during any one-year period, stock awards covering or relating to more than 500,000 shares of Common Stock; and (iii) no participant may be granted employee awards consisting of cash or that are in any other form the Incentive Plan permits (other than employee awards consisting of options or stock appreciation rights, or otherwise consisting of Common Stock or units denominated in Common Stock) in respect of any one-year period having a value determined on the date of grant in excess of $2,000,000.

Adjustments

In the event of any extraordinary distribution (whether in the form of cash, Common Stock, securities or other property), stock dividend, extraordinary cash dividend, recapitalization, reclassification stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, Common Stock exchange or other similar transaction or event, then outstanding awards under the Incentive Plan shall be appropriately and equitably adjusted by the Board to reflect such transaction.  In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board may (i) issue or assume awards by means of substitution of new awards for previously issued awards or to assume previously issued awards as part of such adjustment, (ii) make provision, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to the award and, if the transaction is a cash merger, provide for the termination of any portion of the award that remains unexercised at the time of such transaction, or (iii) cancel any such awards and deliver to the participants cash in an amount that the Board determines in its sole discretion is equal to the fair market value of such awards on the date of such event.  In the case of options or SARs, this amount shall be the excess (if any) of the fair market value of Common Stock on such date over the grant price of such award.

Amendment, Modification and Termination

The Board may, subject to stockholder approval in certain circumstances, amend, modify, suspend or terminate the Incentive Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose applicable law permits, except that no amendment or alteration that would adversely affect the rights of any participant under any award previously granted to that participant will be made without the written consent of that participant.  The Incentive Plan shall terminate on the tenth anniversary of the date of its adoption by the Board, unless it is terminated sooner by the Board.

The above summary of the Incentive Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Incentive Plan, which is attached as Exhibit 10.4 hereto and is incorporated herein by reference.

ITEM 5.03.  AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

In accordance with the Plan, the Company’s certificate of incorporation and bylaws were amended and restated in their entirety. The Company’s Amended and Restated Certificate of Incorporation (the “Amended Certificate of Incorporation”) and Third Amended and Restated By-Laws (the “Amended By-Laws”) became effective on the Effective Date.

A description of the key provisions of the Amended Certificate of Incorporation and the Amended By-Laws is included in Amendment No. 1 to the Company’s registration statement on Form 8-A filed with the Securities and Exchange Commission on August 31, 2010, which description is incorporated herein by reference. This description is qualified in its entirety by reference to the full text of these documents, which are attached as Exhibit 3.1 and 3.2 hereto and incorporated herein by reference.

ITEM 8.01.  OTHER EVENTS.

On August 31, 2010, the Company announced that it had consummated the Plan.  A copy of the press release announcing the effectiveness of the Plan and the Company’s emergence from Chapter 11 of the Bankruptcy Code is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(d)           Exhibits

Exhibit No.	Exhibit

3.1	Amended and Restated Certificate of Incorporation of U.S. Concrete, Inc. (incorporated by reference to Exhibit 1 to U.S. Concrete’s Form 8-A filed August 31, 2010).

3.2	Third Amended and Restated By-Laws of U.S. Concrete, Inc. (incorporated by reference to Exhibit 2 to U.S. Concrete’s Form 8-A filed August 31, 2010).

4.1	Form of New Common Stock Certificate (incorporated by reference to Exhibit 3 to U.S. Concrete’s Form 8-A filed August 31, 2010).

4.2	Indenture, dated as of August 31, 2010, by and among U.S. Concrete, Inc., the Guarantors named therein, and U.S. Bank National Association, as Trustee and Noteholder Collateral Agent.

4.3	Registration Rights Agreement, dated as of August 31, 2010, by and among U.S. Concrete, Inc., the Guarantors named therein and the Holders party thereto.

4.4	Pledge and Security Agreement, dated as of August 31, 2010, by and among U.S. Concrete, Inc., subsidiaries named therein, and U.S. Bank National Association, as noteholder collateral agent.

4.5	Form of Convertible Secured Note, included in Exhibit 4.2.

10.1
Credit Agreement, dated as of August 31, 2010, by and among U.S. Concrete, Inc., certain of U.S. Concrete’s domestic subsidiaries as guarantors, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

10.2	Pledge and Security Agreement, dated as of August 31, 2010, by and among U.S. Concrete, Inc., subsidiaries named therein and JPMorgan Chase Bank, N.A., as administrative agent.

10.3
Intercreditor Agreement, dated as of August 31, 2010, by and among JPMorgan Chase Bank, N.A., as administrative agent, U.S. Bank  National Association, as Trustee and noteholder collateral agent and each of the loan parties party thereto.

10.4	U.S. Concrete, Inc. Management Equity Incentive Plan.

10.5	U.S. Concrete, Inc. Non-Qualified Stock Option Award Agreement.

10.6	U.S. Concrete, Inc. Restricted Stock Unit Award Agreement.

10.7	Form of Indemnification Agreement.

99.1	Press Release dated August 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, U.S. Concrete, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. CONCRETE, INC.

/s/ Michael W. Harlan
Date: August 31, 2010	Name: Michael W. Harlan
Title President and Chief Executive Officer